Exhibit 10.26

	Dienstvertrag		Service Agreement

Zwischen

der Diebold Nixdorf Holding Germany GmbH, Heinz-Nixdorf-Ring 1, 33106 Paderborn, vertreten durch die alleinige Gesellschafterin, Diebold Nixdorf Incorporated, diese vertreten durch ________________

- im Folgenden „Gesellschaft“ genannt -
und

Herrn Olaf Heyden, wohnhaft Stenzelbergstrasse 3, 53340 Meckenheim

Between

Diebold Nixdorf Holding Germany GmbH, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by the sole shareholder, Diebold Nixdorf Incorporated in turn represented by, _________________

- hereinafter referred to as “Company” -
and

Olaf Heyden, residing in Stenzelbergstrasse 3, 53340 Meckenheim

	Präambel		Preamble

Herr Olaf Heyden ist durch Beschluss des Aufsichtsrats der Diebold Nixdorf AG vom 23.04.2013 für die Zeit vom 01.05.2013 bis zum 28.02.2022 zum ordentlichen Mitglied des Vorstandes der Diebold Nixdorf AG bestellt worden. Die Diebold Nixdorf AG wurde 2019 auf die Diebold Nixdorf Holding Germany Inc. Co. KGaA (DN KGaA) verschmolzen. Die DN KGaA wurde zuletzt im Wege des Formwechsels in die Diebold Nixdorf Holding Germany GmbH umgewandelt.
Herr Heyden wurde mit Wirkung zum 5. Mai 2020 zum Geschäftsführer der Diebold Nixdorf Holding Germany GmbH bestellt.
Zwischen Herrn Heyden und der DN AG bzw. der DN KGaA wurde ein Vorstandsanstellungsvertrag nebst Änderungen, zuletzt vom 31.03.2017 abgeschlossen, die auch zwischen den Parteien derzeit bis zum 31.08.2022 gelten.
Diese sollen nunmehr vollständig durch diesen Dienstvertrag ersetzt werden.

By resolution of the Supervisory Board of Diebold Nixdorf AG on April 23, 2013, Olaf Heyden was appointed as a regular member of the Management Board of Diebold Nixdorf AG for the term commencing from May 1, 2013 to February 28, 2022. Diebold Nixdorf AG was merged into Diebold Nixdorf Holding Germany Inc. Co KGaA (DN KGaA) in 2019. DN KGaA was last transformed into Diebold Nixdorf Holding Germany GmbH by way of a change of legal form.

Mr. Heyden was appointed as member of the Management Board of Diebold Nixdorf Holding Germany GmbH effective May 5, 2020.
Between Mr. Heyden and DN AG or DN KGaA a management service agreement including amendments was concluded, most recently from March 31, 2017 which also applies between the parties currently up to August 31, 2022.

These are now to be completely replaced by this Service Agreement.

	Die vorausgeschickt vereinbaren die Parteien was folgt:		On this basis, the parties agree to the following:
1.	Aufgabenbereich und Pflichten	1.	Responsibilities and Duties

Exhibit 10.26

1.1	Herr Heyden ist gemeinsam mit den anderen Geschäftsführern zur Führung der Geschäfte der Gesellschaft und der dazugehörigen Tochtergesellschaften nach Maßgabe der gesetzlichen Bestimmungen, der Satzung, etwaiger Weisungen unter dem Beherrschungs- und Gewinnabführungsvertrag mit der Gesellschaft, der Geschäftsordnung für die Geschäftsführung und der Beschlüsse der Gesellschafterin - soweit gesetzlich zulässig - in den jeweils geltenden Fassungen nach bestem Wissen und Können berechtigt und verpflichtet.	1.1	Mr. Heyden shall have the right and duty to conduct the business of the Company and its subsidiaries jointly with the other members of the Management Board according to his best knowledge and skill and in accordance with the statutory provisions, potential directions issued under the domination and profit and loss transfer agreement with the Company, the Articles of Association, the Rules of Procedure (Geschäftsordnung) of the Management Board and the resolutions of the shareholder - to the extent permitted under stock corporation law, each as amended from time to time.
1.2	Die Abgrenzung der Gesamtverantwortung für die Gesellschaft und der speziellen Ressortverantwortung ergibt sich aus der Geschäftsordnung für die Geschäftsführung und dem jeweils gültigen Organisationsplan der Gesellschaft.	1.2	The distinction between the joint responsibility for the Company and the individual responsibility for a specific area of responsibility is determined in the Rules of Procedure of the Management Board and the organization plan of the Company as applicable from time to time.
1.3	Es besteht Einverständnis darüber, dass die Geschäftsordnung für die Geschäftsführung und der Organisationsplan nach den Unternehmenserfordernissen geändert werden können, ohne dass davon die übrigen vertraglichen Regelungen berührt werden. Der Stellung von Herrn Heyden ist dabei angemessen Rechnung zu tragen.	1.3	The parties agree that the Rules of Procedure of the Management Board and the organization plan may be amended if this is required for business reasons. Such amendments will not affect the other provisions of this Agreement and shall be made with due regard to the position of Mr. Heyden.
1.4	Die Mitglieder der Geschäftsführung informieren sich regelmäßig über die jeweiligen Ressortangelegenheiten.	1.4	The members of the Management Board shall keep themselves informed about any matters concerning the respective areas of responsibility on a regular basis.
1.5	Herr Heyden vertritt die Gesellschaft gemeinsam mit einem Geschäftsführer oder einem Prokuristen der Gesellschaft.	1.5	Mr. Heyden shall represent the Company jointly with another member of the Management Board or a holder of a general commercial power of attorney (Prokurist) of the Company.
1.6	Herr Heyden wird nach Aufforderung durch die Gesellschaft bei Unternehmen, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist, neben den bereits ausgeübten Ämtern weitere Ämter als Geschäftsführer, Mitglied des Aufsichtsrates oder ähnliche Funktionen sowie Funktionen in Vereinigungen, denen die Gesellschaft angehört, übernehmen.	1.6	Mr. Heyden shall, at the request of the Company, assume, in addition to the offices already held by him, further offices as managing director, member of the supervisory board or similar functions in companies in which the Company holds a direct or indirect interest, as well as functions in associations in which the Company is a member.

Exhibit 10.26

1.7	Bei seinem Ausscheiden aus der Geschäftsführung hat Herr Heyden die aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführerämter, Aufsichtsratsmandate oder ähnliche Funktionen sowie Funktionen in Vereinigungen zur Verfügung zu stellen. Auf Wunsch der Gesellschaft hat er sich dafür einzusetzen, dass eine andere von der Gesellschaft genannte Person an seine Stelle tritt. Herr Heyden ist jederzeit zur Niederlegung eines aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführeramtes, Aufsichtsratsmandates oder ähnlicher Funktionen sowie Ehrenämter verpflichtet, wenn er durch die Gesellschaft hierzu aufgefordert wird. Jeweils vor der Übernahme eines Amtes oder Mandates wird festgestellt, ob es sich bei dem Amt oder Mandat um eine aufgrund der Stellung in der Gesellschaft übernommene Tätigkeit handelt.	1.7
When ceasing to hold office as Management Board member, Mr. Heyden shall resign from any offices as managing director, supervisory board member or similar functions as well as from any functions in associations that he has assumed as a result of his position in the Company. At the request of the Company, he shall procure that he is replaced by another person specified by the Company. Mr. Heyden shall, at the request of the Company, resign at any time from any offices as managing director, supervisory board member or similar functions and from any honorary offices that he has assumed as a result of his position in the Company. Prior to the assumption of any office, it shall be determined whether such office is a function assumed as a result of the position in the Company.

2.	Tätigkeitsumfang und Nebenbeschäftigung	2.	Scope of Work, and Secondary Employment
2.1	Herr Heyden hat seine ganze Arbeitskraft ausschließlich der Gesellschaft zu widmen und deren Interessen und Belange unter Beachtung größter Sorgfalt jederzeit zu wahren und zu fördern. Herr Heyden wird jedoch auch als Chief Operating Officer der Diebold Nixdorf Gruppe tätig.	2.1	Mr. Heyden shall dedicate his full work capacity exclusively to the Company and shall at any time preserve and promote the Company’s interests and concerns with greatest care. Mr. Heyden shall however, also act as the Chief Operating Officer of the Diebold Nixdorf group.
2.2	Im Hinblick auf seine Position wird Heyden erforderliche Dienstreisen innerhalb und außerhalb Deutschlands tätigen. Er kann unter Berücksichtigung der Interessen der Gesellschaft von seinem Wohnsitz in Meckenheim aus arbeiten.	2.2	In view of his position, Mr. Heyden shall travel inside and outside of Germany as necessary. He may work remotely from his residence in Meckenheim, taking into account the interests of the Company.

Exhibit 10.26

2.3
Während der Dauer des Dienstverhältnisses ist jede entgeltliche selbständige oder unselbständige Nebenbeschäftigung und die Übernahme von Aufsichtsrats-, bzw. Beiratsämtern bei außenstehenden Unternehmen nur mit vorheriger schriftlicher Zustimmung der Gesellschafterin zulässig. Die Zustimmung ist zu erteilen, soweit nicht berechtigte Interessen der Gesellschaft oder von einer mit ihr verbundenen Unternehmen im Sinne der §§ 15 ff. AktG („Verbundene Unternehmen“ und die Gesellschaft zusammen mit den Verbundenen Unternehmen die „Diebold Nixdorf Gruppe“) dieser Tätigkeit entgegenstehen. Unentgeltliche Nebenbeschäftigungen und Ämter wird Herr Heyden vor Übernahme der Gesellschafterin anzeigen.
		2.3
For the term of this Service Agreement, each dependent or independent secondary employment against remuneration as well as the offices as member of a supervisory board or an advisory board in external companies may only be assumed with prior written approval of the shareholder. Such approval shall be granted unless justified interests of the Company or any of its affiliated companies within the meaning of sec. 15 et seq. of the German Stock Corporation Act (Aktiengesetz – AktG) (the “Affiliates” and the Company together with the Affiliates the “Diebold Nixdorf Group”) conflict with such activity. Mr. Heyden shall indicate to the shareholder any secondary employment and office without remuneration prior to its assumption.

2.4	Bei Veröffentlichungen und Vorträgen wird Herr Heyden stets die Interessen der Gesellschaft wahren und die Geheimhaltungspflicht beachten.	2.4	In publications and presentations Mr. Heyden shall always protect the interests of the Company and comply with the duty of confidentiality.
3.	Geheimhaltung, Herausgabe und Erfindungen	3.	Confidentiality, Return of Material and Inventions
3.1	Herr Heyden ist verpflichtet, alle ihm durch seine Tätigkeit zur Kenntnis gelangten vertraulichen Angelegenheiten der Gesellschaft sowie der mit ihr Verbundenen Unternehmen und ihrer Geschäftspartner, insbesondere Betriebs- oder Geschäftsgeheimnisse, geheim zu halten. Die Geheimhaltungspflicht besteht nach dem Ausscheiden aus der Gesellschaft fort.	3.1
Mr. Heyden shall keep confidential any confidential matters of the Company and of any of its Affiliates and business partners, in particular trade and business secrets, that have become known to him as a result of his work. The obligation to maintain confidentiality shall continue to exist after leaving the Company.

Exhibit 10.26

Eine Information stellt ein Geschäftsge-heimnis dar, wenn sie geheim und daher von wirtschaftlichem Wert ist, sie Gegen-stand angemessener Geheimhaltungsmaßnahmen durch ihren rechtmäßigen Inhaber ist und ein berechtigtes Interesse an ihrer Geheimhaltung besteht. Hierzu gehören insbesondere vertrauliche Absichten und Pläne, strategische Geschäftspläne, Forschung und Entwicklungs-Pläne bezüglich Produkten, Dienstleistungen und Software, vertrauliche Produktinformationen, vertrauliches Know-how, Marktaussichten und Geschäftsbeziehungen, Aufträge, Informationen zu Kundenlisten, Preisen, Preisvereinbarungen zukünftigen Kunden und Preisnachlass- und sonstigen Zahlungsvereinbarungen sowie für sonstige aus sachlichem Grund für vertraulich erklärte Angelegenheiten. Zu den vertraulichen Angelegenheiten zählen ferner Einzelheiten der Vertriebskanäle, der betriebswirtschaftlichen Daten und der Vertriebskonditionen.
			Information is a trade secret if it is secret and therefore of economic value, if it is subject to appropriate secrecy measures by its rightful owner and if there is a legitimate interest in its secrecy. This includes in particular confidential intentions and plans, strategic business plans, research and development plans relating to products, services and software; confidential product information, confidential know-how, market prospects and business relations, orders, information on customer lists, prices, price agreements with future customers and agreements on discounts and other payments as well as other matters declared confidential for a factual reason. Confidential matters also include details of distribution channels, business management data and distribution conditions.
3.2	Im Rahmen des rechtlich Zulässigen und sofern nicht von der Gesellschaft ausdrücklich anders beschlossen und verlangt, darf Herr Heyden entsprechende Informationen auch im Rahmen seiner Tätigkeit für andere Unternehmen der Diebold Nixdorf Gruppe verwenden und weitergeben.	3.2
To the extent legally permissible and unless expressly resolved and requested otherwise by the Company, Mr. Heyden is entitled to use and disclose respective information in connection with its services for any other company of the Diebold Nixdorf Group.

3.3	Herr Heyden ist verpflichtet, alle seine dienstliche Tätigkeit betreffenden Schriftstücke einschließlich seiner eigenen Aufzeichnungen geschäftlicher Art sowie entsprechende Daten als anvertrautes Eigentum der Gesellschaft zu behandeln, sorgfältig unter Verschluss zu halten und bei Beendigung des Dienstverhältnisses unaufgefordert und vollzählig der Gesellschaft auszuhändigen. Ein Zurückbehaltungsrecht besteht insoweit nicht.	3.3	Mr. Heyden shall treat all documents concerning his duties under this Service Agreement, including his own records of a business nature and related data, as property of the Company that has been entrusted to him, shall keep them carefully under lock and key, and shall, without being requested to do so, return all such documents, records and data to the Company upon termination of this Service Agreement. There shall be no right of retention with regard to such documents, records and data.
3.4	Herr Heyden ist verpflichtet, etwaige Erfindungen im Sinne des Gesetzes über Arbeitnehmererfindungen der Gesellschaft unverzüglich schriftlich mitzuteilen. Die Gesellschaft ist berechtigt, innerhalb einer Frist von vier Monaten nach dieser Mitteilung zu erklären, ob und in welchem Umfang sie die Erfindungen in Anspruch nimmt. Für den Fall einer Inanspruchnahme der Erfindung erhält Herr Heyden eine Vergütung in entsprechender Anwendung der Bestimmungen des Gesetzes über Arbeitnehmererfindungen und den hierzu ergangenen Vergütungsrichtlinien.	3.4
Mr. Heyden shall, without undue delay, give written notice to the Company of any inventions within the meaning of the German Act on Employee Inventions (Gesetz über Arbeitnehmererfindungen). Within a period of four months as of receipt of such notice, the Company shall be entitled to declare whether and to what extent it claims the inventions. If the Company claims an invention, Mr. Heyden shall receive a compensation in accordance with the German Act on Employee Inventions and the compensation guidelines issued thereunder which apply mutatis mutandis.

Exhibit 10.26

4.	Vergütung, Arbeitsunfähigkeit und Tod	4.	Remuneration, Incapacity for Work and Death
4.1	Herr Heyden kann eine Jahresgesamtzielvergütung erhalten, die sich aus einer jährlichen festen Vergütung (Fixum) in Höhe von brutto EUR 508.305,00, einer kurzfristig variablen Zielvergütung in Höhe von brutto EUR 508.305,00 sowie einer langfristig variablen Zielvergütung in Höhe von brutto EUR 1.016.610 zusammensetzt, wobei die Voraussetzungen der variablen Zielvergütungenwie nachfolgend geregelt sind. Das Fixum ist in zwölf gleichen Raten jeweils zum Ende des Kalendermonats zahlbar.	4.1
Mr. Heyden may receive an annual total target remuneration which comprises an annual fixed remuneration (“Fixum”) in the gross amount of EUR 508,305.00, a target short-term variable remuneration in the gross amount of EUR 508,305.00 as well as a target long-term variable remuneration in the amount of EUR 1,016,610, whereas the conditions of the variable remunerations are set out below.
The Fixum is payable by twelve equal instalments, in each case to the end of the calendar month.

4.2	Herr Heyden kann im Rahmen des globalen jährlichen Incentive-Plans (Annual Incentive Plan - AIP) der Diebold Nixdorf Gruppe eine kurzfristige variable Vergütung erhalten. Die Einzelheiten sind im anwendbaren AIP festgelegt, der jährlich vom Vorstand der Diebold Nixdorf, Incorporated nach billigem Ermessen beschlossen wird. Der AIP enthält die anwendbaren Ziele, Schwellenwerte und Höchstzahlungen für das betreffende Jahr.	4.2	Mr. Heyden may receive a short-term variable remuneration under the global Annual Incentive Plan (AIP) of the Diebold Nixdorf Group. The details are set forth in the applicable AIP which is decided upon annually by the board of Diebold Nixdorf, Incorporated at its equitable discretion. The AIP shall include applicable targets, threshold and maximum payments for the relevant year.

Exhibit 10.26

4.3	Entsprechend seiner Funktion kann Herr Heyden eine langfristig variable Vergütung erhalten. Diese richtet sich nach dem jeweiligen langfristigen Incentive Plan (Long-Term Incentive Plan – LTIP) der Diebold Nixdorf, Incorporated, welcher vom Vorstand der Diebold Nixdorf, Incorporated beschlossen wird. Die langfristig variable Vergütung wird auf Grundlage des Erreichens bestimmter, vom Vorstand von Diebold Nixdorf, Incorporated nach billigem Ermessen festgelegter Kriterien bestimmt. Der LTIP enthält die anwendbaren Ziele, Schwellenwerte und Höchstzahlungen für den Bezugszeitraum.	4.3
In accordance with his function, Mr. Heyden may receive a long-term variable remuneration. This shall be based on the Diebold Nixdorf, Incorporated long-term incentive plan (LTIP) as applicable from time to time which is set by the board of Diebold Nixdorf, Incorporated. The LTIP award will be determined based on the achievement of certain criteria set by the board of Diebold Nixdorf, Incorporated at its equitable discretion. The LTIP shall include applicable targets, threshold and maximum payments for the relevant period.

4.4	Mit der vorstehend geregelten Vergütung ist die gesamte Tätigkeit von Herrn Heyden für die Gesellschaft und andere Unternehmen der Diebold Nixdorf Gruppe sowie die Diebold Nixdorf Gruppe selbst abgegolten. Insbesondere besteht kein Anspruch auf Vergütung von Mehrarbeit. Vergütung, die Herr Heyden aufgrund anderweitiger Tätigkeit für andere Unternehmen der Diebold Nixdorf Gruppe erhält, ist auf die nach diesem Dienstvertrag anzurechnen.	4.4	The remuneration as set out above shall be deemed to cover the entire work of Mr. Heyden for the Company and any other company of the Diebold Nixdorf Group or the Diebold Nixdorf Group as such. In particular, there shall be no claim for remuneration with respect to additional work. Any other remuneration which Mr. Heyden receives for activities for other companies of the Diebold Nixdorf Group shall be credited against the remuneration provided for in this Service Agreement.
4.5 4.5	Die Gesellschaft erstatten Herrn Heyden Steuerberatungskosten gegen Beleg in Höhe von USD 10.000 brutto pro Jahr.	4.5	The Company will reimburse tax advisory expenses (financial planning) against receipt of up to USD 10,000 gross per annum.
4.6	Herr Heyden erhält für die Dauer dieses Dienstvertrages einen Zuschuss zu seiner Krankenversicherung sowie Pflegeversicherung in Höhe des Arbeitgeberanteils, wie er bei Kranken- und Pflegeversicherungspflicht des Herrn Heyden bestünde, höchstens jedoch in Höhe der Hälfte des Betrages, welchen Herr Heyden für seine Kranken- und Pflegeversicherung tatsächlich aufwendet. Der Gesellschaft ist jährlich eine Bescheinigung über die entrichteten Beiträge vorzulegen.	4.6	Mr. Heyden shall receive for the duration of this agreement a subsidy for his health insurance and nursing care insurance in the amount of the employer's contribution that would have been paid if Mr. Heyden had been subject to compulsory health and long-term care insurance, but no more than half of the amount actually paid by Mr. Heyden for his health and long-term care insurance. A certificate of the contributions paid is to be submitted to the Company annually.

Exhibit 10.26

4.7	Im Fall der Arbeitsunfähigkeit, die durch Krankheit oder aus einem anderen von Herrn Heyden nicht zu vertretenden Grund eintritt, erhält Herr Heyden für die Dauer von bis zu 12 Monaten ab Beginn der Arbeitsunfähigkeit, längstens bis zu seinem Ausscheiden aus der Gesellschaft, sein Festgehalt fortgezahlt. Variable Vergütung gemäß Ziffer 4.2 und 4.3 wird entsprechend der Regelungen der anwendbaren AIP / LTIP Pläne gezahlt.	4.7
In case of incapacity for work caused by illness or by any other reason for which Mr. Heyden is not responsible, Mr. Heyden shall continue to receive his fixed remuneration for a period of up to 12 months as of beginning of the incapacity for work, such term expiring in any event if he leaves the Company. Variable remuneration pursuant to Sec. 4.2 and 4.3 shall be paid in accordance with the provisions of the relevant AIP / LTIP.

4.8
Nach Ablauf von 12 Monaten ab Beginn der Arbeitsunfähigkeit ist die Gesellschaft berechtigt, das Dienstverhältnis mit Herrn Heyden zum Ende eines jeden Monats unter vorzeitiger Auszahlung des Invalidenkapitals aus der beitragsorientierten Versorgungszusage der Gesellschaft (siehe Ziffer 8 dieses Dienstvertrages) zu beenden. Herr Heyden wird dabei mindestens so behandelt, als ob eine volle Erwerbsminderung im Sinne von Ziffer 2.2 der einschlägigen Versorgungsordnung vorläge. Der in der Versorgungsordnung geforderte Nachweis der vollen Erwerbsminderung ist somit nicht Anspruchsvoraussetzung. Auch auf die Erfüllung der in der Versorgungsordnung festgelegten Wartezeit kommt es nicht an. Im Übrigen ergeben sich die näheren Auszahlungsmodalitäten aus der Versorgungsordnung. Ziffer 11.6 dieses Dienstvertrags findet keine Anwendung.
		4.8
After the expiry of a period of 12 months as of the beginning of illness, the Company may terminate this Service Agreement with Mr. Heyden to the end of each calendar month, provided that in case of such termination the disability benefits based on the contribution-defined pension commitment of Diebold Nixdorf AG shall be paid out prematurely (cf. Section 8 of this Service Agreement). In such case, Mr. Heyden shall be treated, as if his earning capacity was fully reduced within the meaning of number 2.2 of the applicable pension scheme. The proof of the total reduction of earning capacity required by the pension scheme shall, therefore, not be a precondition for a claim. The fulfilment of the waiting period provided in pension scheme shall also not be relevant. Apart from that, details on the payment modalities are provided in the pension scheme. Sec. 11.6 of this Service Agreement shall not apply.

4.9	Im Fall des Todes des Herrn Heyden haben seine Witwe / verbliebene eingetragene Lebenspartnerin und seine minderjährigen Kinder Anspruch auf Fortzahlung der festen Vergütung für einen Zeitraum von sechs Monaten, beginnend mit dem Ende des Monats, in dem Herr Heyden verstorben ist. Variable Vergütung gemäß Ziffer 4.2 und 4.3 wird entsprechend der Regelungen der anwendbaren AIP / LTIP Pläne gezahlt.	4.9
In the event of death of Mr. Heyden, his widow and his minor children are entitled to continued payment of his fixed remuneration for a period of six months as of the end of the month in which Mr. Heyden died. Variable remuneration pursuant to Sec. 4.2 and 4.3 shall be paid in accordance with the provisions of the relevant AIP / LTIP.

5.	Urlaub	5.	Vacation

Exhibit 10.26

5.1	Herr Heyden hat Anspruch auf bezahlten Jahresurlaub von 30 Arbeitstagen pro Kalenderjahr. Die Urlaubszeit ist im Einvernehmen mit den übrigen Geschäftsführern abzustimmen. Zur Abdeckung ganztägiger Abwesenheiten stehen Herrn Heyden neben dem Kalenderjahresurlaub je Geschäftsjahr bis zu 5 weitere freie Tage (z. B. zur Abdeckung etwaiger sog. „Brückentage“) zur Verfügung.	5.1	Mr. Heyden is entitled to 30 days of annual vacation with pay per calendar year. The timing of the vacation shall be agreed with the other members of the Management Board. To cover full-day absences Mr. Heyden is entitled to 5 further days off per business year in addition to his calendar annual vacation (e.g. to cover possible so called “bridging days”).
5.2	Im Rahmen der unternehmerischen Verantwortung kann Herr Heyden unabhängig von einer formellen Beantragung und Genehmigung frei über den jährlichen Urlaub sowie die zusätzlichen fünf freien Tage verfügen. Eine Abwesenheitserfassung ist insofern nicht erforderlich und beschränkt sich auf ganztägige Abwesenheiten wegen Krankheit. Im Falle des Ausscheidens wird dabei auf volle Urlaubstage aufgerundet.	5.2	Within the scope of his entrepreneurial responsibility, Mr. Heyden may take vacation time at his absolute discretion, regardless of any formal application and approval. Insofar, no absence for vacation needs to be recorded and only full-day absences for sickness shall be recorded. In case of termination, it shall be rounded up to full vacation days.
6.	Wettbewerbsverbot	6.	Non-compete Obligation
	Herr Heyden ist verpflichtet, das Wettbewerbsverbot gemäß § 88 AktG zu beachten. Es ist ihm insbesondere untersagt, ohne vorherige schriftliche Zustimmung der Gesellschafterin für ein Unternehmen für eigene oder fremde Rechnung tätig zu werden, welches mit der Gesellschaft in Wettbewerb steht oder ein solches Unternehmen zu errichten, zu erwerben oder sich hieran zu beteiligen. Die Regelungen in Ziffer 2 dieses Dienstvertrags bleiben unberührt.
Mr. Heyden is obligated to observe the non-compete obligation at set out in section 88 of the German Stock Corporation Act (Aktiengesetz - AktG). He may not in particular, without prior written approval of the shareholder, act for another company for its own account or for the account of a third party which competes with the Company or to incorporate or participate in such company. The provisions set forth in section 2 of this Service agreement remain unaffected.

7.	Versicherungen	7.	Insurances
7.1	Die Gesellschaft schließt folgende Versicherungen ab:	7.1	The Company will take out the following insurances:
7.2	Unfallversicherung zugunsten von Herrn Heyden mit Versicherungssummen von EUR 300.000 für den Todesfall und bis zu max. EUR 600.000 für den Invaliditätsfall (je nach Invaliditätsgrad). Bei Dienstreisen für das außereuropäische Ausland erhöht sich der Versicherungsschutz um EUR 150.000 für den Todesfall und um EUR 300.000 für den Invaliditätsfall (je nach Invaliditätsgrad).	7.2	Accident insurance for the benefit of Mr. Heyden with a sum insured of EUR 300,000.00 in case of death and up to EUR 600,000.00 in case of disability (depending on the degree of disability). For business-related travel outside Europe, the insurance coverage is increased by EUR 150,000.00 in case of death and by EUR 300,000.00 in case of disability (depending on the degree of disability).

Exhibit 10.26

7.3	Im Rahmen der vorbezeichneten Unfallversicherung werden die Ehefrau bzw. eingetragene Lebenspartnerin und die minderjährigen Kinder wie folgt mitversichert:	7.3	The aforementioned accident insurance also covers the spouse / registered life partner and the minor children as follows:
	Ehefrau / eingetragene Lebenspartnerin: Versicherungs-summen von EUR 75.000 für den Todesfall und bis zu max. EUR 150.000 für den Invaliditätsfall (je nach Invaliditätsgrad)		Spouse / registered life partner: sum insured of EUR 75,000.00 in case of death and up to EUR 150,000.00 in case of disability (depending on the degree of disability).
	jedes Kind: Versicherungssummen von EUR 25.000 für den Todesfall und bis zu max. EUR 150.000 für den Invaliditätsfall (je nach Invaliditätsgrad)		Each child: sum insured of EUR 25,000.00 in case of death and up to EUR 150,000.00 in case of disability (depending on the degree of disability)
7.4	Bei Buchung von Flugkarten über die Gesellschaft tritt eine zusätzliche Fluggast-Unfallversicherung über eine Versicherungssumme von EUR 375.000 bei Tod oder Invalidität in Kraft.	7.4	When flight tickets are booked through the Company, an additional air passenger accident insurance with a sum insured of EUR 375,000.00 in case of death or disability applies.
7.5	Die Gesellschaft wird für Herrn Heyden folgende weitere Versicherungen abschließen und für die Dauer der Tätigkeit als Geschäftsführer unterhalten:	7.5	The Company will implement the following additional insurances for the benefit of Mr. Heyden and will maintain such insurances during the term of the mandate:
	Dienstreise-Unfallversicherung Auslands-Reisekrankenversicherung Reisegepäck-Versicherung Verkehrsrechtsschutz-Versicherung für Dienstreisen Privathaftpflicht-Versicherung		Business travel accident insurance Foreign travel health insurance Baggage insurance Motor legal protection insurance for business travel Private liability insurance

Exhibit 10.26

7.6
Eigenständige lokale Directors and Officers-Versicherung der Gesellschaft zur Absicherung gegen Risiken aus der persönlichen Haftung des Herr Heyden mit einem Selbstbehalt von 10% des Schadens bis zur Höhe des Eineinhalbfachen der festen jährlichen Vergütung von Herrn Heyden; die Gesellschaft verpflichtet sich, den Schutz der vorstehend genannten oder einer dem Umfang und der Höhe nach gleichwertigen eigenständigen und lokalen D&O-Versicherung der Gesellschaft, vor der die gesamte Tätigkeit von Herrn Heyden für die Gesellschaft umfasst ist, für einen Zeitraum von mindestens zehn Jahren nach der Beendigung der Mitgliedschaft in der Geschäftsführung der Gesellschaft aufrechtzuerhalten.
		7.6	Directors and officers liability insurance to cover risks arising from the personal liability of Mr. Heyden with a deductible of 10% of the damage up to one and a half times the fixed annual remuneration of M. Heyden the Management Board member; the Company shall ensure that insurance coverage under the aforementioned D&O policy (or another independent and local policy of the Company equivalent in scope and coverage) covering the entire services rendered by Mr. Heyden for the Company shall be maintained for a period of not less than ten years following any termination of the membership in the Management Board.
7.7	Die auf die Versicherungsprämien der vorgenannten Versicherungen anfallende Einkommensteuer trägt Herr Heyden. Bezugsberechtigt sind Herr Heyden bzw. die von ihm schriftlich benannten Personen.	7.7	The income tax on the insurance premiums for the aforementioned insurances shall be borne by Mr. Heyden. The beneficiaries of the aforementioned insurances are Mr. Heyden and the persons specified by him in writing.
8.	Betriebliche Altersversorgung	8.	Company Pension Scheme
	Gemäß der jeweils in der Wincor Nixdorf International GmbH geltenden Versorgungsrichtlinie, welche auch für die Gesellschaft gilt, erhält Herr Heyden Leistungen der betrieblichen Altersversorgung. Die wesentlichen Regelungsinhalte der aktuell geltenden Versorgungsrichtlinie 2006 vom 22.06.2006 sind in einem Merkblatt zur betrieblichen Altersversorgung in der Wincor Nixdorf International GmbH zusammengefasst Herr Heyden erhält für jedes volle Beschäftigungsjahr einen Versorgungsbeitrag in Höhe von EUR 50.000.		In accordance with the pension directive of Wincor Nixdorf International GmbH, as applicable from time to time, which is also applicable for the Company, Mr. Heyden shall be entitled to benefits under the company pension scheme. The substantial contents of the pension directive 2006 dated June 22, 2006 which is currently applicable are summarized in a leaflet regarding the company pension scheme at Wincor Nixdorf International GmbH. Mr. Heyden shall receive a benefit contribution in the amount of EUR 50,000.00 for each completed year of employment.
9.	Auslagen	9.	Expenses
	Reisekosten und sonstige Auslagen werden Herrn Heyden im Rahmen der steuerlich zulässigen Höchstbeträge vergütet. Im Einzelfall werden höhere Beträge gegen Nachweis erstattet. Die Reisekostenrichtlinie für Leitende Angestellte der Wincor Nixdorf International GmbH - welche ebenfalls in der Gesellschaft Anwendung findet - gilt auch für Herrn Heyden.		Any travel and other expenses shall be reimbursed to Mr. Heyden up to the maximum amounts permitted for tax purposes. In the individual case, higher amounts may be reimbursed upon presentation of receipts. The business travel expenses policy for executives of Wincor Nixdorf International GmbH which also applies at the Company - also applies to Mr. Heyden.

Exhibit 10.26

10.	Mobility Allowance	10.	Mobility Allowance
	Herr Heyden hat Anspruch auf eine monatliche Fahrzeug Allowance entsprechend der jeweils gültigen Richtlinie in Höhe von EUR 1835,00		Mr. Heyden is entitled to a monthly car allowance in accordance with the relevant policy, as applicable from time to time, in the amount of EUR 1,835.00
11.	Dauer und Beendigung des Dienstverhältnisses	11.	Term and Termination of this Service Agreement
11.1	Dieser befristete Dienstvertrag läuft ab dem Zeitpunkt der Unterzeichnung für 3 Jahre, also bis zum 28.02.2024 und kann während dieses Zeitraumes mit einer Kündigungsfrist von sechs Monaten ordentlich gekündigt werden. Er endet mit Ablauf der Laufzeit, ohne dass es einer Kündigung bedarf.	11.1	This fixed-term Service Agreement shall be effective as from the time of signature for a term of 3 years, so until February 24, 2024 and can be terminated during this period observing a notice period of six (6) months. It terminates automatically at the end of its term without a termination notice being required.
11.2	Der Dienstvertrag kann in beiderseitigem Einvernehmen im Rahmen der gesetzlich zulässigen Zeitdauer verlängert werden. Hierzu bedarf es eines Gesellschafterbeschlusses über die Verlängerung der Bestellung zum Geschäftsführer, der frühestens ein Jahr, spätestens aber sechs Monate vor Ablauf der bisherigen Amtszeit gefasst werden soll. Soweit im Fall der Verlängerung nicht ausdrücklich etwas anderes vereinbart wird, gelten die zuletzt schriftlich niedergelegten Vertragsinhalte weiter.	11.2	The term of the Service Agreement may be extended by mutual agreement between the parties up to the maximum term permitted by law. Such extension requires a resolution of the shareholder on the extension of the appointment as Management Board member which shall be adopted not earlier than one year but not later than six months prior to the expiry of the previous term of office. In case of an extension, unless expressly agreed otherwise, the terms previously agreed in writing shall continue to apply.
11.3	Dieser Dienstvertrag kann jederzeit auch ohne Einhaltung einer Frist außerordentlich aus wichtigem Grund gekündigt werden. Wichtiger Grund ist eine schwere Verletzung vertraglicher Pflichten durch die andere Vertragspartei.	11.3	This Service Agreement may be terminated for cause at any time without giving prior notice. A termination for cause shall be possible in case of a severe violation of contractual duties by the other party.
11.4	Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform.	11.4	Each termination must be in writing in order to be effective.
11.5	Für den Fall der Kündigung, der Amtsniederlegung, der Abberufung sowie einer einvernehmlichen Beendigung dieses Dienstvertrages gilt hinsichtlich der Vergütung Folgendes:	11.5	In the event of the unilaterally declared termination, resignation, revocation as well as in the event of a mutually agreed termination of this Service Agreement the following shall apply with respect to the remuneration:

Exhibit 10.26

    Soweit Herr Heyden sein Amt ohne wichtigen Grund niederlegt, erhält er ab dem Zeitpunkt des Wirksamwerdens der Niederlegung bis zum Vertragsende kein Festgehalt (Fixum) und auch keine variable Vergütung mehr, das heißt weder einen AIP-Bonus (= kurzfristig variabler Vergütungsbestandteil) noch eine LTI-Zahlung / aktienbasierte Vergütung (= langfristig variabler Vergütungsbestandteil). In Bezug auf langfristige variable Vergütungen, die an Herrn Heyden vor der Amtsniederlegung für den Zeitraum ab dem Jahre 2017 ausgegeben worden sind, gelten die Regelungen des „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. des „2017 Equity and Performance Incentive Plan“.

    If Mr. Heyden resigns from his office without cause, he shall as from the effectiveness of the resignation until the expiry of this Service Agreement neither receive a fixed remuneration (”Fixum”) nor a variable remuneration, i.e. neither an AIP-bonus (= short-term variable remuneration component) nor an LTI / stock related remuneration (= long-term variable remuneration component). In relation to any long-term remuneration that has been awarded to Mr. Heyden prior to his resignation and in relation to periods commencing 2017, the rules set forth in the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ or, if applicable, in the „2017 Equity and Performance Incentive Plan“ shall apply.

    Soweit Herr Heyden sein Amt aus wichtigem Grund entsprechend § 626 BGB niederlegt, erhält er ab diesem Zeitpunkt bis zum Vertragsende als Vergütung sein bisheriges Festgehalt (Fixum) ohne variable Vergütung. In Bezug auf langfristige variable Vergütungen, die an Herrn Heyden vor der Amtsniederlegung für den Zeitraum ab dem Jahre 2017 ausgegeben worden sind, gelten die Regelungen des „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. des „2017 Equity and Performance Incentive Plan“.

    If Mr. Heyden resigns from his office for cause according to section 626 of the German Civil Code (Bürgerliches Gesetzbuch - BGB), he shall as from the termination until to the expiry of this Service Agreement receive as remuneration his previous fixed remuneration (“Fixum”) without variable remuneration. In relation to any long-term remuneration that has been awarded to Mr. Heyden prior to his resignation and in relation to periods commencing 2017, the rules set forth in the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ or, if applicable, in the „2017 Equity and Performance Incentive Plan“ shall apply.

    Wird dieser Dienstvertrag von der Gesellschaft aus wichtigem Grund i.S.d. § 626 BGB mit oder ohne Auslauffrist gekündigt, erhält Herr. Heyden für das laufende Geschäftsjahr sowie für die etwaige Auslauffrist keine variable Vergütung mehr.

    If this Service Agreement is terminated by the Company for cause within the meaning of section 626 German Civil Code (Bürgerliches Gesetzbuch - BGB), either with or without phasing-out period, Mr. Heyden shall not receive a variable remuneration for the current business year and for a possible phasing-out period.

Exhibit 10.26

11.6
Für den Fall (i) der vorzeitigen Beendigung der Tätigkeit als Geschäftsführer durch Widerruf der Bestellung ohne einen von Herrn Heyden zu vertretenden wichtigen Grund im Sinne des § 626 BGB, der die Gesellschaft zur außerordentlichen Kündigung des Dienstvertrages berechtigen würde, und (ii) im Falle einer Kündigung durch die Gesellschaft (mit Ausnahme einer Kündigung aufgrund Arbeitsunfähigkeit gemäß Ziffer 4.8 dieses Dienstvertrags) oder einer einvernehmlichen Aufhebung dieses Dienstvertrages, steht die Gesellschaft dafür ein, dass Herr Heyden eine einmalige Abfindung gemäß den Vorgaben des Senior Leadership Severance Plan der Diebold Nixdorf, Incorporated in der jeweils geltenden Fassung, zuletzt geändert im November 2018 („SLSP“) für Angestellte auf der Ebene von Herrn Heyden erhält. Die Abfindung nach dem SLSP reduziert sich um etwaige nach deutschem Recht zu zahlende Abfindungen. Ferner wird die Vergütung, die Herr Heyden für einen Zeitraum erhält, in dem er von seinen Arbeitspflichten freigestellt wird, von der Abfindungszahlung nach dem SLSP in Abzug gebracht. Voraussetzung für eine Zahlung nach dem SLSP ist die Unterzeichnung einer vollständigen Freistellung der Unternehmen der Diebold Nixdorf Gruppe, deren Geschäftsführer, Vertreter und Mitarbeiter, durch Herrn Heyden.

		11.6
In the event of (i) a premature termination of the Management Board mandate by way of a revocation of the appointment without cause within the meaning of section 626 German Civil Code (Bürgerliches Gesetzbuch - BGB) for which Mr. Heyden is responsible and which would entitle the Company to terminate this Service Agreement for cause, and (ii) in the event of unilateral termination by the Company (except for inability to work in accordance with Sec. 4.8 of this Service Agreement) or a mutually agreed termination of this Service Agreement, the Company will ensure that Mr. Heyden shall receive a one-time severance payment equal to a separation payment for an employee at Mr. Heyden’s level in accordance with the provisions of the Senior Leadership Severance Plan (“SLSP”) of Diebold Nixdorf, Incorporated as last amended in November 2018 and as amended from time to time. Such severance benefits under the SLSP shall be reduced by any separation pay mandated under German law. Any and all remuneration paid for a period during which Mr. Heyden is released from his duties, shall also be deducted from any severance payments to be made under the SLSP. To receive the payments under the Senior Leadership Severance Plan, Mr. Heyden shall execute a full and complete release of any and all companies of the Diebold Nixdorf Group as well.

11.7	In Bezug auf langfristige variable Vergütungen, die an Herrn Heyden vor der Beendigung des Dienstvertrages für den Zeitraum ab dem Jahre 2017 ausgegeben worden sind, gelten die Regelungen des „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. des „2017 Equity and Performance Incentive Plan“.	11.7	In relation to any long-term remuneration that has been awarded to Mr. Heyden prior to the termination of this Service Agreement and in relation to periods commencing 2017, the rules set forth in the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ or, if applicable, in the „2017 Equity and Performance Incentive Plan“ shall apply.
11.8	Bei einem auf das Geschäftsjahr bezogenen unterjährigen Ausscheiden werden die Vergütungsansprüche unter Berücksichtigung der vorstehenden Absätze zeitanteilig gewährt.	11.8	In case of an intra-year termination with regard to the business year, remuneration entitlements will be granted pro rata temporis in consideration of the preceding paragraphs.
11.9	Die Beendigung des Dienstverhältnisses oder eine Freistellung hat keine Auswirkung auf die nach diesem Dienstvertrag fortbestehenden Verpflichtungen des Herrn Heyden.	11.9	The termination of this Service Agreement or a release from services has no effect on the continuing obligations of Mr. Heyden set forth in this Service Agreement.

Exhibit 10.26

11.10	Dieser Dienstvertrag endet spätestens zum Ende des Monats, in dem Herr Heyden das 68. Lebensjahr vollendet.	11.10	This Service Agreement shall, at the latest, expire at the end of the month in which Mr. Heyden completes his 68th year of life.
12.	Freistellung	12.	Release from duties
	Aus sachlichen Gründen, insbesondere im Falle einer vorzeitigen Beendigung des Amtes als Geschäftsführer, ist die Gesellschaft berechtigt, Herrn Heyden unter Berücksichtigung der vorstehenden Regelungen für eine etwaig verbleibende Restlaufzeit dieses Dienstvertrages von der Pflicht zur Arbeitsleistung freizustellen.		For objective reasons, in particular in case of a premature termination of the office as member of the Management Board, the Company may, taking into account the preceding provisions, release Mr. Heyden from its duties to perform services for any potential remainder of a term of this Service Agreement.
13.	Kontrollwechsels	13.	Change in control
	Im Falle eines Kontrollwechsels der Diebold Nixdorf, Inc. („DN Inc.“), gilt folgendes:		In the event that a change in control of Diebold Nixdorf Incorporated (“DN Inc.”) occurs, the following shall apply:
13.1	Kontrollwechsel bedeutet, das Eintreten einer der folgenden Situationen während der Dauer dieses Dienstvertrags:	13.1	“Change in Control” means the occurrence of any of the following during the term of this Service Agreement:

Exhibit 10.26

(1) der Erwerb durch eine natürliche oder juristische Person oder eine Gruppe (im Sinne von Ziffer 13d(3) oder , 14(d)(2) des Securities Exchange Act von 1934, in der jeweils gültigen Fassung (der "Exchange Act")) (im Sinne von Abschnitt 13(d)(3) oder des Exchange Act) (eine "Person") von dreißig Prozent (30%) oder mehr des wirtschaftlichen Eigentums (im Sinne von Rule 13d-3, die gemäß dem Exchange Act veröffentlicht wurde) von dreißig Prozent (30%) oder mehr an entweder: (A) der zu diesem Zeitpunkt ausstehenden Stammaktien der DN Inc. (die "DN Inc. Stammaktien") oder (B) der kombinierten Stimmrechte der dann ausstehenden stimmberechtigten Aktien der DN Inc,, die bei der Wahl der Direktoren (directors) allgemein stimmberechtigt sind ("Stimmberechtigte Aktien"); jedoch unter der Voraussetzung, dass für die Zwecke dieses Unterabschnitts (1) die folgenden Erwerbe keinen Kontrollwechsel darstellen: (i) jeglicher Erwerb direkt von der DN Inc., (ii) jeglicher Erwerb durch die DN Inc., (iii) jeglicher Erwerb durch einen von der DN Inc. oder einer Tochtergesellschaft finanzierten oder unterhaltenen Mitarbeiter-Benefit-Plan (oder einen damit verbundenen Trust) oder (iv) jeglicher Erwerb durch eine Person gemäß einer Transaktion, die den Klauseln (A), (B) und (C) des nachstehenden Unterabschnitts (3) entspricht; oder

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (A) the then-outstanding shares of common stock of DN Inc. (the “DN Inc.Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of DN Inc.entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from DN Inc., (ii) any acquisition by DN Inc., (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by DN Inc.or any of its subsidiaries, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

Exhibit 10.26

(2) Personen, die zum Zeitpunkt dieses Dienstvertrags das Board of Directors der DN Inc. bilden (in der durch diesen Unterabschnitt (2) geänderten Form das "Amtierende Board"), aus irgendeinem Grund (mit Ausnahme von Tod oder Dienstunfähigkeit) aufhören, mindestens die Mehrheit des Board of Directors zu bilden; vorausgesetzt jedoch, dass jede Person, die nach dem Zeitpunkt dieses Dienstvertrags zum Direktor (director) wird, deren Wahl oder Nominierung zur Wahl durch die Aktionäre der DN Inc., durch eine Abstimmung von mindestens der Mehrheit der Direktoren (directors), die zu diesem Zeitpunkt das Amtierende Board bilden, genehmigt wurde (entweder durch eine spezielle Abstimmung oder durch Genehmigung der Vollmachtserklärung der DN Inc., in der eine solche Person als Kandidat für das Amt des Direktors (director) genannt wird, ohne Einspruch gegen eine solche Nominierung), so betrachtet wird, als ob eine solche Person ein Mitglied des Amtierenden Boards wäre, jedoch unter Ausschluss einer solchen Person, deren anfänglicher Amtsantritt als Ergebnis eines tatsächlichen oder drohenden Wahlkampfes in Bezug auf die Wahl oder Absetzung von Direktoren (directors) oder einer anderen tatsächlichen oder drohenden Einholung von Stimmrechtsvollmachten oder Zustimmungen durch oder im Namen einer anderen Person als dem Board of Directors erfolgt; oder

(2) individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by DN Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of DN Inc.in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

Exhibit 10.26

(3) Vollzug einer Umstrukturierung, Fusion, Konsolidierung, Verkauf oder sonstige Veräußerung aller oder im Wesentlichen aller Vermögenswerte von DN Inc. (ein "Unternehmenszusammenschluss"), jeweils mit der Ausnahme der Fälle, in denen nach einem solchen Unternehmens-zusammenschluss (A) alle oder im Wesentlichen alle natürlichen und juristischen Personen, die unmittelbar vor einem solchen Unternehmenszusammenschluss die wirt-schaftlichen Eigentümer von Stammaktien und Stimmberechtigten Aktien der DN Inc. waren, direkt oder indirekt mehr als 50 % der zu diesem Zeitpunkt bestehenden Stammaktien bzw. der kombinierten Stimmkraft der zu diesem Zeitpunkt bestehenden stimm-berechtigten Wertpapiere besitzen, die bei der Wahl der Direktoren (directors) allgemein stimmberechtigt sind, des aus einem solchen Unternehmenszusammenschluss hervor-gehenden Unternehmens (einschließlich, ohne Einschränkung, eines Unternehmens, das als Ergebnis einer solchen Transaktion Eigentümer der DN Inc. oder alle oder im Wesentlichen aller Vermögenswerte der DN Inc. entweder direkt oder über eine oder mehrere Tochtergesellschaften ist) im Wesentlichen im gleichen Verhältnis zueinander, wie sie unmittelbar vor einem solchen Unternehmens-zusammenschluss an der DN Inc. Stammaktien und Stimmberechtigte Aktien der DN Inc. bestanden, (B) keine Person (mit Ausnahme eines aus einem solchen Unternehmenszusammenschluss hervor-gehenden Unternehmens oder eines von DN Inc. finanzierten oder unterhaltenen Mitarbeiter-Benefit Plans (oder eines zugehörigen Trusts)) oder ein aus einem solchen Unternehmenszusammenschluss hervorgehender Rechtsträger) besitzt direkt oder indirekt dreißig Prozent (30%) oder mehr der dann ausstehenden Stammaktien des aus einem solchen Unternehmenszusammen-schluss hervorgehenden Rechtsträgers, oder die kombinierte Stimmkraft der dann ausstehenden stimmberechtigten Aktien dieser Gesellschaft, außer in dem Ausmaß, in dem eine solche Inhaberschaft bereits vor dem Unternehmenszusammenschluss bestand, und (C) mindestens eine Mehrheit der Mitglieder des Board of Directors der aus einem solchen Unternehmenszusammenschluss hervor-gehenden Gesellschaft Mitglieder des
(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of DN Inc. (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of DN Inc.Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns DN Inc.or all or substantially all of DN Inc.’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of DN Inc.Common Stock and Voting Stock of the Company, as the case may be, (B) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by DN Inc.or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

Exhibit 10.26

	Amtierenden Boards waren zum Zeitpunkt der Unterzeichnung der ursprünglichen Vereinbarung oder der Maßnahme des Board of Directors, die einen solchen Unternehmens-zusammenschluss vorsieht; oder
	(4) die Zustimmung der Aktionäre der DN Inc. zu einer vollständigen Liquidation oder Auflösung der DN Inc.		(4) approval by the shareholders of DN Inc. of a complete liquidation or dissolution of DN Inc.
	Ein "Kontrollwechsel" gilt als eingetreten (i) in Bezug auf einen Kontrollwechsel gemäß vorstehendem Unterabschnitt (1) an dem Tag, an dem eine Person der wirtschaftliche Eigentümer von dreißig Prozent (30%) oder mehr der DN Inc. Stammaktien oder der Stimmberechtigten Aktien wird, (ii) in Bezug auf einen Kontrollwechsel gemäß vor-stehendem Unterabschnitt (2) an dem Tag, an dem die Mitglieder des Amtierenden Boards aus irgendeinem Grund (außer Tod oder Dienstunfähigkeit) zum ersten Mal aufhören, mindestens die Mehrheit des Boards zu bilden, (iii) in Bezug auf einen Kontrollwechsel gemäß vorstehendem Unterabschnitt (3) an dem Tag, an dem die betreffende Transaktion ab-geschlossen wird, und (iv) in Bezug auf einen Kontrollwechsel gemäß vorstehendem Unterabschnitt (4) oben, am Tag der Zustimmung der Aktionäre. Ungeachtet der vorstehenden Bestimmungen gilt ein "Kontroll-wechsel" für die Zwecke dieses Dienstvertrags nicht allein aufgrund eines Kontrollwechsels bei einer Tochtergesellschaft, bei der Herr Heyden angestellt ist, als eingetreten.
A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either DN Inc.Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any subsidiary by which Mr. Heyden may be employed.

13.2	„Schwerbehinderung`` bedeutet, dass Herr Heyden im Sinne des deutschen Rechts dauerhaft schwerbehindert ist und tatsächlich vor dem Kontrollwechsel Leistungen bzw. Vergünstigungen aufgrund der Schwerbehinderung erhält.	13.2	“Disabled” means Mr. Heyden has become permanently disabled within the meaning of German law and begins actually to receive disability benefits prior to the Change in Control.
13.3	"Triftiger Grund" bedeutet:	13.3	“Good Reason” means:

Exhibit 10.26

(1) die Nichtwahl, Wiederwahl oder anderweitige Beibehaltung von Herr Heyden in den Ämtern oder Positionen in der Gesellschaft oder einer Tochtergesellschaft, die er unmittelbar vor einem Kontrollwechsel innehatte, oder die Abberufung von Herr Heyden als Vorstandsmitglied der Gesellschaft (oder eines Nachfolgers), falls er unmittelbar vor dem Kontrollwechsel Vorstandsmitglied der Gesellschaft gewesen sein sollte;
(1) failure to elect, reelect or otherwise maintain Mr. Heyden in the offices or positions in the Company or any Subsidiary which he held immediately prior to a Change in Control, or the removal of Mr. Heyden as a director of the Company (or any successor thereto) if he shall have been a director of the Company immediately prior to the Change in Control;

(2) eine wesentliche Verringerung der Art oder des Umfangs der Verantwortlichkeiten oder Pflichten, die mit der Position oder den Positionen bei der Gesellschaft und ihren Tochtergesellschaften verbunden sind, die Herr Heyden unmittelbar vor dem Kontrollwechsel innehatte, eine wesentliche Verringerung der Summe seiner Grundvergütung (wie in diesem Dienstvertrag definiert) und seiner varuablen Vergütung (wie in diesem Dienstvertrag definiert), die er von der Gesellschaft erhält, oder die Beendigung der Rechte von Herr Heyden auf wesentliche Leistungen an Arbeitnehmer (wie nachstehend definiert), auf die er unmittelbar vor dem Kontrollwechsel Anspruch hatte, oder eine wesentliche Verringerung des Umfangs oder des Werts dieser Leistungen ohne vorherige schriftliche Zustimmung der Gesellschaft. Die Beendigung von Herr Heydens Ansprüchen auf wesentliche Leistungen an Arbeitnehmer (wie nachstehend definiert), auf die er unmittelbar vor dem Kontrollwechsel Anspruch hatte, oder eine wesentliche Verringerung des Umfangs oder des Werts dieser Leistungen ohne die vorherige schriftliche Zustimmung von Herr Heyden;

(2) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which Mr. Heyden held immediately prior to the Change in Control, a material reduction in the aggregate of his Base Pay (as that term is hereafter defined) and Incentive Pay (as that term is hereafter defined) opportunity received from the Company, or the termination of the Mr. Heyden’s rights to any material Employee Benefits (as that term is hereafter defined) to which he was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of Mr. Heyden;

(3) die Liquidation, Auflösung, Fusion, Konsolidierung oder Reorganisation der Gesellschaft oder die Übertragung des gesamten oder eines wesentlichen Teils ihres Geschäfts und / oder Vermögens, es sei denn, der Rechtsnachfolger oder die Rechtsnachfolger (durch Liquidation, Fusion, Konsolidierung, Reorganisation oder auf andere Weise), an denen alle oder ein wesentlicher Teil seiner Geschäfte und / oder Vermögenswerte, die (direkt oder per Gesetz) übertragen wurden, hat alle Pflichten und Verpflichtungen der Gesellschaft aus dieser Vereinbarung übernommen;
(3) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement;

Exhibit 10.26

(4) die Gesellschaft ihren Hauptgeschäftssitz verlegt oder die Gesellschaft oder eine Tochtergesellschaft von dem Mitarbeiter verlangt, dass er seinen Hauptarbeitsort an einen Ort verlegt, der mehr als 50 Meilen (US) von dem Ort entfernt ist, an dem er sich unmittelbar vor dem Kontrollwechsel befand, oder die Gesellschaft oder eine Tochtergesellschaft von Herr Heyden verlangt, dass er im Rahmen der Erfüllung seiner Aufgaben oder Pflichten aus diesem Vertrag wesentlich mehr Tage von seinem Dienstsitz entfernt arbeitet, als dies vor dem Kontrollwechsel von ihm verlangt wurde. (entweder in Bezug auf aufeinanderfolgende Tage oder auf die Gesamtzahl der Tage in einem Kalenderjahr), ohne dass in beiden Fällen seine vorherige schriftliche Zustimmung vorliegt; oder
			(4) the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Employee to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require Mr. Heyden to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change in Control without, in either case, his prior written consent; or
	(5) ohne die Allgemeingültigkeit oder die Wirkung des Vorstehenden einzuschränken, jede wesentliche Verletzung dieses Vertrages durch das Unternehmen oder einen Rechtsnachfolger desselben.		(5) without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.
	Herr Heyden ist nicht berechtigt zu behaupten, dass seine Kündigung aus triftigem Grund erfolgt ist, es sei denn, er teilt dem Unternehmen das Ereignis oder die Ereignisse, die die Grundlage für einen solchen Anspruch bilden, innerhalb von neunzig (90) Tagen nach Eintritt des Ereignisses oder der Ereignisse schriftlich mit und beschreibt diesen Anspruch in hinreichend ausreichenden Einzelheiten, damit das Unternehmen das Ereignis oder die Ereignisse und einen Zeitraum von mindestens dreißig (30) Tagen nach der Behebung des angeblichen Zustands beheben kann.		Mr. Heyden is not entitled to assert that his termination is for Good Reason unless he gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.
13.4	„Laufzeit“ bezeichnet den Zeitraum, der mit dem Datum dieses Dokuments beginnt und mit Ablauf von drei Jahren nach dem erfolgten Kontrollwechsel endet. Ungeachtet des Vorstehenden gilt die Laufzeit als abgelaufen, wenn der Mitarbeiter zu irgendeinem Zeitpunkt vor einem Kontrollwechsel aus irgendeinem Grund kein Mitarbeiter des Unternehmens oder einer Tochtergesellschaft mehr ist.	13.4
“Term” means the period commencing as of the date hereof and expiring upon the three-year anniversary after a Change in Control. Notwithstanding the foregoing, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.

13.5	Mit Wirkung nur bei einem Kontrollwechsel gelten die folgenden Bestimmungen:	13.5	Effective only upon a Change in Control, the following terms shall apply:

Exhibit 10.26

(a) Herr Heyden wird im Wesentlichen seine gesamte Zeit während der normalen Geschäftszeiten (vorbehaltlich Urlaub, Krankheit und sonstiger Abwesenheiten in Übereinstimmung mit den Richtlinien der Gesellschaft und ihrer Tochtergesellschaften, wie sie für Mitarbeiter in Schlüsselpositionen unmittelbar vor dem Kontrollwechsel gelten) den Geschäften und Angelegenheiten der Gesellschaft und ihrer Tochtergesellschaften widmen, wobei jedoch nichts in dieser Vereinbarung Herr Heyden daran hindert, während der normalen Geschäftszeiten (i) als Direktor, Treuhänder oder Mitglied oder Teilnehmer an einer Organisation oder einem Unternehmen tätig zu sein, solange diese Tätigkeit nicht in direktem Wettbewerb mit der Geschäftstätigkeit der Gesellschaft steht. Diese Vereinbarung schließt zudem nicht aus, dass Herr Heyden während der normalen Geschäftszeiten angemessene Zeiträume für (i) die Tätigkeit als Direktor, Treuhänder oder Mitglied oder Teilnehmer einer Organisation oder eines Unternehmens aufwendet, solange diese Tätigkeit nicht in direktem Wettbewerb zu den Geschäften des Unternehmens steht, die zu diesem Zeitpunkt betrieben werden, (ii) sich an karitativen und gemeinnützigen Aktivitäten beteiligt oder (iii) seine persönlichen Investitionen verwaltet.	(a) Mr. Heyden shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude Mr. Heyden from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing his personal investments

Exhibit 10.26

(b) Für seine Dienste gemäß Abschnitt 13.5(a) erhält Herr Heyden (i) ein jährliches Grundgehalt, das nicht geringer ist als die jährliche Fest- oder Grundvergütung von Herr Heyden (zahlbar monatlich oder anderweitig, wie sie für Mitarbeiter in Schlüsselpositionen unmittelbar vor dem Eintritt eines Kontrollwechsels gilt) oder eine höhere Vergütung, welche von Zeit zu Zeit vom Vorstand bzw. dem Vergütungsausschuss genehmigt wird. (dieses Grundgehalt zu einem solchen Satz wird hierin als "Grundvergütung" bezeichnet), und (ii) eine realistische Möglichkeit, einen jährlichen variablen Betrag zu verdienen, der nicht geringer ist als der jährliche Bonus, oder eine andere Möglichkeit für Zahlungen von Barvergütungen zusätzlich zu den in Klausel (i) oben genannten Beträgen, die in Bezug auf die in einem Kalenderjahr während des Jahres, in dem der Kontrollwechsel stattfand, erbrachten Leistungen gemäß einer Bonus-, Anreiz-, Gewinnbeteiligungs-, Leistungs-, Ermessensvergütung oder einer ähnlichen Richtlinie, einem Plan, einem Programm oder einer Vereinbarung der Gesellschaft oder einer Tochtergesellschaft oder eines Rechtsnachfolgers davon, entspricht. Dies sowohl hinsichtlich des Werts als auch der Erreichbarkeit ("Anreizvergütung"); vorausgesetzt jedoch, dass nicht mit der vorherigen schriftlichen Zustimmung von Herr Heyden eine Änderung des Verhältnisses zwischen Grundvergütung und Leistungsvergütung vereinbart ist, solange die jährliche Gesamtbarvergütung für Herr Heyden in einem Kalenderjahr in diesem Zusammenhang oder als Folge davon nicht verringert wird; und unter der weiteren Voraussetzung, dass eine Erhöhung der Gesamtbarvergütung von Herr Heyden oder eines Teils davon in keiner Weise eine andere Verpflichtung des Unternehmens im Rahmen dieser Vereinbarung mindert.
(b) For his services pursuant to Section 13.5(a) hereof, the Mr. Heyden shall (i) be paid an annual base salary at a rate not less than the Mr. Heyden’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least equal to the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”); provided, however, that with the prior written consent of Mr. Heyden, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate annual cash compensation opportunity for Mr. Heyden in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in Mr. Heyden’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

Exhibit 10.26

(c) Für seine Dienste gemäß Abschnitt 13.5(a) dieses Dienstvertrages ist Herr Heyden ein vollwertiger Teilnehmer und hat Anspruch auf die Vergünstigungen Leistungen und Dienstgutschriften für Leistungen, wie sie im Rahmen aller Richtlinien, Pläne, Programme oder Vereinbarungen über Altersvorsorge, Einkommen und Sozialleistungen für Mitarbeiter vorgesehen sind, an denen leitende Angestellte der Gesellschaft oder ihrer Tochtergesellschaften teilnehmen, einschließlich, aber nicht beschränkt auf Aktienoptionen, Aktienkäufe, Aktienwertsteigerungen, Gewährung von Aktien mit Verfügungsbeschränkung, Spar-, Renten-, Zusatzrenten- oder andere Altersvorsorge-, Einkommens- oder Sozialleistungen, Entgeltumwandlung, Gruppen- und/oder Führungskräfte-Lebens-, Kranken-, Invaliditäts-, Gehalts- und Rentenversicherungen (unabhängig davon, ob diese durch eine tatsächliche Versicherung oder eine Selbstversicherung der Gesellschaft oder einer Tochtergesellschaft finanziert werden), Kranken-, Krankenhaus- oder andere Versicherungen, Krankenversicherung, Kranken-/Krankenhausversicherung oder andere Versicherungen (unabhängig davon, ob sie durch eine tatsächliche Versicherung finanziert oder von der Gesellschaft oder einer Tochtergesellschaft selbst versichert werden), Arbeitsunfähigkeitsversicherung, Gehaltsfortzahlung, Kostenerstattung und andere Richtlinien, Pläne, Programme oder Vereinbarungen für Leistungen an Arbeitnehmer, die jetzt bestehen, oder alle gleichwertigen Nachfolgeregelungen, Pläne, Programme oder Vereinbarungen, die später von der Gesellschaft oder einer Tochtergesellschaft angenommen werden, die Vergünstigungen, Leistungen und Dienstgutschriften für Leistungen bieten, die mindestens gleichwertig mit den Leistungen sind, die vor einem Kontrollwechsel erbracht wurden oder zahlbar sind (zusammenfassend als "Leistungen an Arbeitnehmer" bezeichnet); mit der Maßgabe, dass Herr Heyden, sofern nicht ausdrücklich in diesem Vertrag vorgesehen und vorbehaltlich der Bedingungen dieses Vertrages. Herr Heydens Rechte hieraus werden durch die Bedingungen dieser Vereinbarung geregelt und werden durch diese Vereinbarung nicht erweitert oder anderweitig beeinflusst. Vorbehaltlich des Vorbehalts im	(c) For his services pursuant to Section 13.5(a) hereof, Mr. Heyden shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”); provided, however, that except as expressly provided in, and subject to the terms hereof, Mr. Heyden’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

Exhibit 10.26

unmittelbar vorangehenden Satz gilt, dass, wenn und soweit solche Vergünstigungen, Leistungen oder Dienstgutschriften für Leistungen aufgrund der Änderung oder Beendigung einer solchen Police, eines solchen Plans, eines solchen Programms oder einer solchen Vereinbarung nicht zahlbar sind oder erbracht werden, das Unternehmen selbst dafür zahlt oder sorgt. Nichts in diesem Vertrag schließt eine Verbesserung oder Erweiterung solcher Leistungen für Mitarbeiter aus, vorausgesetzt, dass eine solche Verbesserung in keiner Weise eine andere Verpflichtung des Unternehmens aus diesem Vertrag schmälert.
13.6	Ausschließliche Verpflichtungen der Gesellschaft bei bestimmten Beendigungen nach einem Kontrollwechsel.	13.6	Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.

Triftiger Grund; außer bei Vorliegen eines triftigen Grundes in der Sphäre von Herr Heyden: Wenn das Unternehmen während des Zeitraums von drei (3) Jahren nach einem Kontrollwechsel das Arbeitsverhältnis von Herr Heyden kündigt, ohne dass ein wichtiger Grund vorliegt, oder Herr Heyden aus triftigem Grund kündigt, zahlt die Gesellschaft an Herr Heyden (bzw. an dessen Nachlass oder Begünstigten von Herr Heyden, (falls dieser nach dem Beendigungsdatum verstirbt) zu dem hierin genannten Zeitpunkt die folgenden Beträge:

Good Reason; Other Than for Cause. If, during the three (3) year period following a Change in Control, (X) the Company terminates Mr. Heyden’s employment other than for Cause, death, or Disability or (Y) the Mr. Heyden resigns for Good Reason the Company shall pay to Mr. Heyden (or Mr. Heyden’s estate or beneficiary, in the event of Mr. Heyden’s death after the Date of Termination), at the time specified herein, the following amounts:

(a) eine Pauschalzahlung in Höhe der Summe aus (i) dem zweifachen Grundgehalt von Herr Heyden plus (ii) dem zweifachen jährlichen variablen Anteil am Zielgehalt von Herr Heyden, anstelle weiterer Zahlungen an Herr Heyden für Zeiträume nach dem Beendigungsdatum (zusammen die "Abfindung"), zahlbar innerhalb von sechs (6) Geschäftstagen nach dem Beendigungsdatum, sofern alle Bedingungen für die Zahlung erfüllt sind;

(a) a lump sum payment equal to the sum of (i) two times the Base Pay of Mr. Heyden plus (ii) two times the target annual Incentive Pay of Mr. Heyden, in lieu of any further payments to Mr. Heyden for periods subsequent to the Date of Termination (collectively, the “Severance Payment”), payable within six (6) business days following the Date of Termination, provided all conditions to payment have been satisfied;

Exhibit 10.26

(b) Beginnend mit dem Beendigungsdatum und bis zum früheren der folgenden Ereignisse: (i) Ablauf von zwei Jahren ab Beendigungsdatums, (ii) Tod des Mitarbeiters oder (iii) Vollendung des 67. Lebensjahres von Herr Heyden (ein solcher Zeitraum, der "Leistungszeitraum"), gewährt das Unternehmen Herr Heyden (und seinen anspruchsberechtigten Angehörigen und Begünstigten) weiterhin alle nicht-staatlichen oder ergänzenden medizinischen, zahnärztlichen, visuellen und verschreibungspflichtigen Arzneimittelleistungen (zusammen "Gesundheitsleistungen") sowie Lebensversicherungsleistungen, die im Wesentlichen denen entsprechen, die Herr Heyden unmittelbar vor dem Beendigungsdatum erhalten hat oder erhalten kann (und wenn und soweit diese Leistungen nicht im Rahmen einer Richtlinie, eines Plans, eines Programms oder einer Vereinbarung des Unternehmens oder seiner Tochtergesellschaft gezahlt oder erbracht werden können). nur um geltendem Recht zu entsprechen oder aufgrund der Tatsache, dass Herr Heyden nicht mehr leitender Angestellter oder Mitarbeiter des Unternehmens und seiner Tochtergesellschaften ist, dann zahlt das Unternehmen selbst oder sorgt für die Zahlung an Herr Heyden (bzw. seine berechtigten Angehörigen und Begünstigten) solcher Gesundheitsleistungen und Lebensversicherungsleistungen). Ohne den Zweck oder die Wirkung anderweitig einzuschränken, werden die an Herr Heyden gemäß diesem Abschnitt geleisteten oder zu zahlenden Gesundheitsleistungen in dem Umfang gekürzt, in dem Herr Heyden während des Leistungszeitraums tatsächlich vergleichbare Gesundheitsleistungen von einem anderen Arbeitgeber erhält; und

(b) commencing on the Date of Termination and continuing until the earlier of (i) the expiration of the two year anniversary of the Date of Termination, (ii) the Employee’s death, or (iii) Mr. Heyden’s attainment of age 67 (such time period, the “Benefits Period”), the Company shall continue to provide Mr. Heyden (and his eligible dependents and beneficiaries) with any non-governmental or supplemental medical, dental, vision, and prescription drug benefits (collectively “health benefits”) and life insurance benefits substantially similar to those which the Mr. Heyden was receiving or entitled to receive immediately prior to the Date of Termination (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or its Subsidiaries solely in order to comply with applicable law or due to the fact that Mr. Heyden is no longer an officer or employee of the Company and its Subsidiaries, then the Company shall itself pay or provide for the payment to Mr. Heyden (and his eligible dependents and beneficiaries) such health benefits and life insurance benefits). Without otherwise limiting the purposes or effect, health benefits provided or payable to the Mr. Heyden pursuant to this Section shall be reduced to the extent comparable health benefits are actually received by Mr. Heyden from another employer during the Benefits Period; and

Exhibit 10.26

	(c) eine Einmalzahlung in Höhe der zusätzlichen Leistungen, die Herr Heyden im Rahmen jedes qualifizierten oder nicht qualifizierten Altersvorsorge-, Gewinnbeteiligungs-, Entgeltumwandlungs- oder Ergänzungsplans, der von der Gesellschaft zu Herr Heydens Gunsten unterhalten wird, erworben hätte, wenn er sein Beschäftigungsverhältnis mit der Gesellschaft für ein weiteres Jahr nach seinem Beendigungsdatum fortgesetzt hätte, vorausgesetzt, dass Herr Heydens Ansprüche unmittelbar vor seinem Beendigungsdatum im Rahmen dieser Pläne vollständig unverfallbar waren, zahlbar innerhalb von sechs (6) Geschäftstagen nach dem Beendigungsdatum, vorausgesetzt, alle Bedingungen für die Zahlung sind erfüllt.
(c) a lump sum payment in an amount equal to the additional benefits that Mr. Heyden would have accrued under German pension plan each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan maintained by the Company for Mr. Heyden’s benefit had he continued his employment with the Company for one additional year following his Date of Termination, provided that Mr. Heyden was fully vested under such plans immediately prior to his Date of Termination, payable within six (6) business days following the Date of Termination, provided all conditions to payment have been satisfied.

	Ohne die Rechte von Herr Heyden nach dem Gesetz einzuschränken, zahlt das Unternehmen, wenn es eine nach diesem Vertrag zu leistende Zahlung nicht rechtzeitig leistet, Zinsen auf den entsprechenden Betrag an Herr Heyden bis zu dem Tag, an dem diese Zahlung geleistet wird, mit einem jährlichen Zinssatz von zwölf Prozent (12%).		Without limiting the rights of Mr. Heyden at law or in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis, the Company shall pay interest on the amount thereof to Mr. Heyden until the date such payment is made at an annualized rate of interest equal to twelve percent (12%).
13.7	Die Abfindung im Sinne dieser Ziffer 13 vermindert sich um etwaige sonstige Zahlungen, die Herrn Heyden aufgrund der Beendigung des Dienstverhältnisses mit dem Käufer zustehen und die entweder vom Käufer oder von der Gesellschaft selbst geleistet werden, sowie um einen etwaigen Signing- oder Retention-Bonus, den Herr Heyden vom Käufer erhält, oder um sonstige Zahlungen, die Herr Heyden von der Gesellschaft oder vom Käufer im Zusammenhang mit dem Verkauf des Einzelhandelsgeschäfts erhält. Insbesondere gehen die Parteien davon aus, dass der Käufer die Verpflichtung zur Zahlung der Abfindung gemäß § 11.6 und 13 des Dienstvertrags übernimmt. Herr Heyden ist verpflichtet, ohne Zustimmung der Gesellschaft einer Änderung dieser Regelung gegenüber dem Käufer nicht zuzustimmen. Herr Heyden ist daher verpflichtet, die Zahlung der Abfindung zunächst vom Besteller zu verlangen. Die hier geregelte Verpflichtung des Unternehmens gilt für beide Parteien nur als Sicherheit für den Fall, dass die Durchsetzung der Forderung gegen den Käufer problematisch ist.	13.7	The severance payment within the meaning of this Section 13 shall be reduced by any other payments due to Mr. Heyden as a result of the termination of the employment with the Buyer which are made either by the Buyer or the Company itself and any signing or retention bonus received by Mr. Heyden from the Buyer or any other payments paid to Mr. Heyden by the Company or the Buyer related to the sale of the retail business. In particular, the Parties assume that the Buyer will take over the obligation to pay the severance pursuant to Sec. 11.6 and 13 of the Service Agreement, whichever may become applicable. Mr. Heyden is obligated to not, without agreement of the Company, agree to a change of that provision towards the Buyer. Mr. Heyden shall therefore be obligated to request payment of the severance from the Buyer in a first instance. The obligation of the Company regulated herein is considered by both Parties only as a security in case the enforcement of the claim against the Buyer is problematic.

Exhibit 10.26

14.	Nachvertragliches Wettbewerbsverbot	14.	Post-Contractual Non-Compete
14.1
Herr Heyden verpflichtet sich, während der Dauer von 12 Monate nach Beendigung des Dienstvertrags keine Stellung in einem Konkurrenzunternehmen anzunehmen, sich an einem solchen Konkurrenzunternehmen weder mittelbar oder unmittelbar zu beteiligen, ein solches nicht selbst zu betreiben oder mit Rat und Tat irgendwie zu fördern. Untersagt ist auch eine Wettbewerbstätigkeit als freier Mitarbeiter, arbeitnehmerähnlich oder als Arbeitnehmer, Angestellter oder als Organ eines solchen Konkurrenzunternehmens. Hiervon ausgenommen sind bloße Finanzbeteiligungen, die keine unternehmerischen Einflussmöglichkeiten eröffnen. Das Wettbewerbsverbot erfasst nicht einfache Tätigkeiten, die allenfalls zu einer untergeordnete Unterstützung des Konkurrenzunternehmens führen könne und im Übrigen schutzwürdige Interessen der Gesellschaft nicht berühren.
		14.1	Mr. Heyden undertakes for a period of 12 months after termination of the Service Agreement not to take up a position in a Competing Company, not to participate directly or indirectly in such a Competing Company, not to operate such a company himself or to support it in any way with words and deeds. It is also prohibited to engage in any competitive activity as a freelancer for or as an employee-like or as an employee, employee or organ of such a Competing Company. Excluded from this are mere financial participations which do not open up any possibilities for entrepreneurial influence. The non-competition clause does not cover simple activities which could at best lead to a subordinate support of the Competing Company and otherwise do not affect interests of the Company which are worthy of protection.
14.2	Unter Konkurrenzunternehmen ist jedes Unternehmen zu verstehen, das sich ganz oder teilweise auf dem Gebiet des Vertriebs, der Vermietung, des Betriebs, der Forschung und/oder Entwicklung von Produkten in den Geschäftsfeldern der Gesellschaft oder den mit ihr verbundenen Unternehmen zur Zeit der Beendigung des Dienstverhältnisses betätigt. Die derzeitigen Geschäftsfelder sind das Herstellen und der Vertrieb von Geldautomaten, sowie das Herstellen und der Vertrieb von Kassensystemen jeweils nebst dazugehörigen Dienstleistungen wie z.B. Services, Cloud Solutions etc	14.2
Competing Company is defined as any company that is wholly or partially engaged in the distribution, leasing, operation, research and/or development of products in the business fields of the Company or its Affiliates at the time of termination of the employment contract. The current business sements are Production and sale of ATMs and Checkout Systems incl. relating Services and customer solutions.

14.3	Geografisch gilt das Wettbewerbsverbot für weltweit.	14.3	Geographically, the non-competition obligation applies world-wide.
14.4	Das nachvertragliche Wettbewerbsverbot gilt auch zu Gunsten der Verbundenen Unternehmen.	14.4	The post-contractual non-compete obligation also applies in favor of any Affiliates.

Exhibit 10.26

14.5	Die Gesellschaft verpflichtet sich, für die Dauer des nachvertraglichen Wettbewerbsverbots an Herrn Heyden eine Entschädigung zu zahlen, die für jedes Jahr des Verbots die Hälfte der von Herrn Heyden zuletzt bezogenen vertragsmäßigen Leistungen beträgt (§ 74 Abs. 2 HGB). Bei der Berechnung der Karenzentschädigung werden der langfristige Vergütungskomponente, die Beiträge zur Altersversorgung und der geldwerte Vorteil des Dienstwagens nicht berücksichtigt. Die Karenzentschädigung ist am Schluss des jeweiligen Monats fällig.	14.5	The Company undertakes to pay Mr. Heyden compensation for the duration of the post-contractual non-compete obligation, which is calculated for each year of the obligation as half of the contractual benefits last received by Mr. Heyden (Section 74 (2) HGB). The long-term incentive remuneration component, pension contributions, and the non-cash benefit in kind of the company car are not taken into account in the calculation of the compensation. The compensation is due at the end of the respective month.
14.6	Auf die fällige Entschädigung wird alles angerechnet, was Herr Heyden während der Dauer des Wettbewerbsverbots durch anderweitige selbständige oder unselbständige Verwertung seiner Arbeitskraft erzielt. Etwaige Abfindungen werden angerechnet. Angerechnet werden auch Leistungen aus der Altersversorgung Ziffer 8 dieses Dienstvertrags. Soweit anderweitige Bezüge für einen über einen Kalendermonat hinausgehenden Zeitraum gezahlt werden, hat eine Umrechnung auf einen Kalendermonat zu erfolgen.	14.6
Any other income that Mr. Heyden earns during the period of the non-compete obligation through other independent or dependent utilization of his work will be credited against the compensation due. Any severance payments will be credited. Benefits from the pension scheme in accordance with Section 8 of this Service Agreement will also be credited. As far as other payments are made for a period exceeding one calendar month, a conversion to one calendar month must be made.

14.7	Herr Heyden verpflichtet sich, während der Dauer des Wettbewerbsverbots auf Verlangen Auskunft über die Art und Höhe des anderweitigen Erwerbs zu geben, unter Vorlage geeigneter Nachweise. Er hat ferner sämtliche Auskünfte zu erteilen und zu belegen, die für die Ermittlung der nach dieser Regelung zu erfolgenden Anrechnung anderweitigen Erwerbs erforderlich sind.	14.7	During the period of the non-competition obligation, Mr. Heyden undertakes, upon request, to provide information about the type and amount of the other income, upon presentation of suitable evidence. Furthermore, he shall provide and substantiate all information necessary for the determination of the crediting of other income to be made in accordance with this provision.
14.8	Kündigt die Gesellschaft das Dienstverhältnis aus einem von Herrn Heyden zu vertretenden wichtigen Grund im Sinne des § 626 BGB, wird das Wettbewerbsverbot unwirksam, sofern die Gesellschaft ihm vor Ablauf eines Monats nach der Kündigung schriftlich mitteilt, dass sie sich nicht an die Vereinbarung gebunden hält.	14.8	If the Company terminates the employment relationship for an important reason for which Mr. Heyden is responsible within the meaning of § 626 BGB (German Civil Code), the non-competition clause shall become ineffective if the Company notifies him in writing before the end of one month after termination that it does not consider itself bound by the agreement.
14.9	Die Gesellschaft kann während der Vertragslaufzeit auf das Wettbewerbsverbot mit sofortiger Wirkung verzichten. Die Verpflichtung zur Zahlung einer Karenzentschädigung endet in diesem Fall sechs Monate nach Zugang der schriftlichen Verzichtserklärung.	14.9	The Company may waive the non-compete clause with immediate effect during the term of the agreement. In this case, the obligation to pay compensation ends six months after receipt of the written waiver.

Exhibit 10.26

14.10	Im Übrigen gelten die §§ 74 ff. HGB entsprechend. Insbesondere gilt für den Geltungsbereich dieses nachvertraglichen Wettbewerbsverbots die geltungserhaltende Reduktion gemäß § 74a HGB.	14.10
In all other respects, §§ 74 et seq. of the German commercial Code (Handelsgesetzbuch – HGB) shall apply. In particular, the partial retention pursuant to § 74a HGB shall apply to the scope of this Post-Contractual Non-Compete Covenant.

15.	Abwerbeverbot	15.	Non-Solicitation

Für die Dauer von 12 Monaten nach Beendigung des Anstellungsverhältnisses ist es Herr Heyden auch untersagt, direkt oder indirekt über andere Personen einen Mitarbeiter in Schlüsselpositionen dazu aufzufordern, zu veranlassen oder zu beeinflussen, mit der Gesellschaft oder einem Verbundenen Unternehmen in Wettbewerb zu treten. "Schlüsselmitarbeiter" ist jede Person, die innerhalb der letzten zwölf Monate (i) bei einem Unternehmen der Diebold Nixdorf-Gruppe angestellt war und über die Herr Heyden aufgrund seiner Arbeit Zugang zu vertraulichen Informationen oder Goodwill hatte, die bei der Anwerbung eines solchen Mitarbeiters helfen würden, oder (ii) mit der Herr Heyden in den 24 Monaten unmittelbar vor Beendigung des Dienstvertrags persönlich in Ausübung seiner Tätigkeit für die Gesellschaft oder einem verbundenen Unternehmen tun hatte. Nichts in dieser Regelung soll oder darf einem Mitarbeiter verbieten, bei einem anderen Unternehmen oder Person angestellt zu werden.
		15.1
For a period of 12 months after termination of the Service Agreement, Mr. Heyden may not, directly or indirectly through others, solicit, induce, or influence any Key Employee to engage in competition with the Company or with any of its Affiliates. “Key Employee” means any person employed by a company of the Diebold Nixdorf Group within the last twelve months (i) about whom Mr. Heyden, as a result of his work, had access to confidential information or goodwill that would assist in solicitation of such employee, or (ii) with whom he personally dealt in his activities for the Company or for any of its Affiliates in the 24 months immediately preceding the termination of your employment. Nothing in this section is meant to or shall prohibit an employee from be-coming employed by another organization or person.

16.	Beendigung sonstiger Verträge	16.	Termination of other agreements

Dieser Dienstvertrag beendet und ersetzt alle vorherigen, auch mündlichen Vereinbarungen über die Tätigkeit des Herrn Heyden als Geschäftsführer, Vorstand oder Arbeitnehmer der Gesellschaft oder einem Verbundenen Unternehmen. Vereinbarungen außerhalb dieses Dienstvertrages wurden nicht getroffen.
			This Service Agreement terminates and replaces all previous agreements, including verbal agreements, regarding the activities of Mr. Heyden as managing director, member of the Executive Board or employee of the Company or any of its Affiliates. No agreements have been made outside this Service Agreement.
17.	Schlussbestimmungen	17.	Miscellaneous
17.1	Änderungen, Ergänzungen und die Aufhebung dieses Dienstvertrages bedürfen der Schriftform; auf die Schriftform kann nur schriftlich verzichtet werden.	17.1	Any amendments and additions to as well as the rescission of this Agreement shall be made in writing; this written form requirement may only be waived in writing.

Exhibit 10.26

17.2	Sofern im Rahmen der Beschäftigungsbedingungen für Mitarbeiter des Leitungskreises Vergünstigungen zuerkannt sind oder werden, die in diesem Vertrag nicht ausdrücklich geregelt sind, gelten diese Vergünstigungen während ihrer zeitlichen Geltung im Leitungskreis entsprechend auch für Herrn Heyden als vereinbart.	17.2
If any benefits have or will be granted in the terms of employment for the employees of the management group (Leitungskreis) which are not expressly provided in this Service Agreement, such benefits shall be deemed to be agreed with Mr. Heyden for the period during which they apply in the management group (Leitungskreis).

17.3	Sollten einzelne Bestimmungen des Vertrages ganz oder teilweise ungültig oder undurchführbar sein oder ihre Rechtsgültigkeit später verliefen, bleibt der Vertrag im Übrigen gültig. Anstelle der unwirksamen oder undurchführbaren Bestimmung soll, soweit rechtlich zulässig, eine andere angemessene Regelung gelten, die wirtschaftlich dem am nächsten kommt, was die Vertragspartner gewollt haben oder gewollt haben würden, wenn sie die Unwirksamkeit oder Undurchführbarkeit der Regelung bedacht hätten.	17.3	Should any provisions of this Agreement be invalid or unenforceable in whole or in part or become invalid, the validity and enforceability of the remaining provisions of this Agreement shall not be affected. The invalid or unenforceable provision shall be deemed replaced, to the extent permitted by law, by another appropriate provision as comes closest to the economic result that the parties intended or would have intended had they been aware of the invalidity or unenforceability of the provision.
17.4	Als ausschließlicher Gerichtsstand für alle Streitigkeiten aus diesem Vertrag wird, soweit gesetzlich zulässig, der Sitz der Gesellschaft vereinbart. Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	17.4	The exclusive place of jurisdiction for all disputes arising out of this Agreement shall be, to the extent permitted by law, the location of the Company’s registered office. This Agreement shall be governed by the laws of the Federal Republic of Germany.
17.5	Nur die deutsche Fassung dieses Vertrages ist maßgeblich und verbindlich.	17.5	Only the German Version of this agreement shall be authorative and binding.

	_________________, den / this ____________		Paderborn, den / this ____________
	__________________________________ Diebold Nixdorf Incorporated Name: Title:		__________________________________ Olaf Heyden